Exhibit 23.5
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
          Netherland, Sewell & Associates, Inc. consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Quicksilver Resources Inc. (the “Company”) for the year ended December 31, 2009. We further consent to the use of information contained in our reports, as of December 31, 2009, 2008 and 2007, setting forth the estimates of revenues from BreitBurn Energy Partners L.P. oil and gas reserves in such Annual Report on Form 10-K. We further consent to the incorporation by reference of such Annual Report on Form 10-K into Registration Statement No. 333-160046 on Form S-3 and Registration Statement Nos. 333-91526, 333-94387, 333-161235, 333-116180 and 333-134430 on Form S-8 of the Company.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ J. Carter Henson, Jr.
J. Carter Henson, Jr., P.E.
Senior Vice President

Houston, Texas
March 15, 2010